EXHIBIT 10.7(h)

DESCRIPTION OF 2007 SALARIES FOR
2006 NAMED EXECUTIVE OFFICERS

Annualized salary rates for 2007 for the executive officers of the Corporation who are named in the executive compensation disclosures of the Corporation’s 2007 proxy statement in relation to fiscal year 2006 (“2006 Named Executive Officers”) are:

Gerald L. Baker	$800,000
Marlin L. Mosby, III	$353,000
Charles G. Burkett	$704,000
Peter F. Makowiecki	$470,000

Salary rates were approved by the Compensation Committee of the Board of Directors at its meeting in February, 2007, effective in the first payroll cycle in March. Other than for Mr. Baker, executive salaries generally were increased 3.4% over 2006, in line with the average increase for other employees for 2007. The Committee set the annualized 2007 salary rate for Gerald L. Baker at $800,000 in January 2007 upon his promotion to CEO, and that rate was not further changed in February. Salary rates continue in effect until they are changed, and generally are not retroactive to the beginning of the year.

The 2006 annualized salary rate of J. Kenneth Glass ($944,000) continued unchanged until his retirement on April 17, 2007, and ceased at that time. Two other 2006 Named Executive Officers, Jim L. Hughes and Larry B. Martin, retired in 2006 and will receive no salary for 2007 from the Corporation.

On May 1, 2007 D. Bryan Jordan became the Corporation’s Executive Vice President and Chief Financial Officer, replacing Mr. Mosby in that position. The annualized salary rate set for Mr. Jordan is $650,000.